Deloitte &
  Touche LLP
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               50 Fremont Street                       Telephone: (415) 247-4000
               San Francisco, California 94105-2230    Facsimile: (415) 247-4329


INDEPENDENT AUDITORS' CONSENT


The Montgomery Funds:

We consent to (a) the incorporation by reference in this Post-Effective Amendment No. 33 to Registration Statement No. 33034841 of The Montgomery Funds on Form N-1A of our report dated August 11, 1995 incorporated by reference in Part C of Form N-1A and (b) the reference to us under the caption "Financial Highlights" appearing in the Combined Prospectus (for Class P Shares of Montgomery Small Cap Opportunities Fund and Montgomery International Small Cap
Fund), which is also a part of such Registration Statement.


Deloitte & Touche LLP


February 2, 1996



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Deloitte Touche
Tohmatsu
International
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